EXHIBIT 3.3


                                                                No.     20265278
                                                                   -------------

                                   CERTIFICATE

I hereby certify the registration this day of a certified copy of a Special Resolution amending the provisions of the Memorandum of Association of KAYTY EXPLORATION LTD., so as to increase its authorized capital:

FROM:     Twenty Thousand (20,000) shares without nominal or par value.


TO:       Twenty million (20,000,000) shares without nominal or par value.


BY: The creation of Nineteen Million Nine Hundred and Eighty thousand (19,980,000) shares without nominal or par value.


GIVEN UNDER HIS SEAL OF OFFICE AT EDMONTON, ALBERTA


THIS ninth DAY OF July  A.D. 19 81
     -----        -----        ----


                                             /s/  Name Illegible
                                        ---------------------------------------
                                        Office of the Registrar of Companies


                                                                         ALBERTA
                                                                    CONSUMER AND
                                                               CORPORATE AFFAIRS

                      CERTIFIED COPY OF SPECIAL RESOLUTION
                             OF THE SHAREHOLDERS OF
                             KAYTY EXPLORATION LTD.


     I, the undersigned, being a Director of KAYTY EXPLORATION LTD., do hereby certify that the following is a true copy of a Special resolution of the Shareholders passed on the 19th day of March, A.D. 1981, and that the said Special Resolution is now in full force and effect:

          RESOLVED as a Special Resolution that the Memorandum of Association of KAYTY EXPLORATION LTD. as filed with the Registrar of Companies on the 18th day of March, 1981, be amended as follows:

     1. The authorized capital of the Company be increased from Twenty Thousand (20,000) shares without nominal or par value to Twenty Million (20,000,000) shares without nominal or par value by the creation of Nineteen Million Nine Hundred and Eighty Thousand (19,980,000) shares without nominal or par value.

     2.   Claus 4 of the Memorandum of Association be amended to read:

          4. The authorized capital of the Company is Twenty Million (20,000,000) shares without nominal or par value. The capital of the Company may be increased, divided, converted, consolidated and dealt with in accordance with the law then prevailing or new capital may be issued having attached thereto any preferred, special, qualified, or deferred rights, privileges, conditions or restrictions, including any preference or priority in the payment of dividends or the distribution of assets, voting or otherwise, over any other shares whether common or preferred, and whether or not issued.

     DATED at the City of Calgary, in the Province of Alberta, this 19th day of March, A.D. 1981.


                                        /s/ David H. McDermid
                                        ---------------------------------------
                                        David H. McDermid